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                                                                      Exhibit 16




July 3, 2002




Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:


We were previously principal accountants for IMP, Inc. (the Company) and, under the date of August 6, 2001, we reported on the financial statements of the Company as of and for the year ended March 31, 2001. On June 12, 2002, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K/A dated July 3, 2002, and we agree with such statements, except that we are not in a position to agree or disagree that: the information required to be reported in connection with the resignation of PriceWaterhouse Coopers LLP was included in a Current Report on Form 8-K filed on August 15, 2000; that the audit of the Company's financial statements for the fiscal year ended March 31, 2002 has not yet been completed; that the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 has not been filed; that the Notification of Late Filing on Form 12b-25 was filed on June 28, 2002; that the change in accountants was approved by the board of directors and the audit committee; that the Company's management team is in the process of addressing the material weaknesses reported by us; that the Company engaged BDO Seidman, LLP effective June 12, 2002; and the statement that BDO Seidman, LLP was not consulted on the items specified in paragraph (2) of Item 4.


Very truly yours,


KPMG LLP